Exhibit (h)(iv)

INDEX LICENSE AGREEMENT

This Index License Agreement is made and entered into as of December 28, 2018, by and between EntrepreneurShares LLC (“Licensor”) and EntrepreneurShares Series Trust, on behalf of its series ERShares Non-US Small Cap ETF (“Licensee”).

WHEREAS, Licensee is a registered investment company.

WHEREAS, Licensor owns rights to, and engages in a variety of business activities in connection with, certain stock indexes and the proprietary data contained therein, among which is the Entrepreneur Non-US Small Cap Index (such index and data contained therein are hereinafter referred to as the “Index”);

WHEREAS, Licensor compiles and maintains the Index and owns rights in and to the Index, and the proprietary data related thereto (such rights, including without limitation, copyright, trademark or proprietary rights and trade secrets, being hereinafter collectively referred to as the “Intellectual Property”);

WHEREAS, Licensee wishes to use the Index as the basis for the ERShares Non-US Small Cap ETF (the “Fund”);

WHEREAS, Licensee wishes to use the Index and the Intellectual Property to issue, establish, organize, structure, operate, manage, offer, sell, market and promote (collectively “sponsor”) the Fund and to make disclosure about the Fund under applicable laws, rules and regulations in order to indicate that Licensor is the source of the Index; and.

WHEREAS Licensee wishes to obtain Licensor’s authorization to use the Index and refer to the Index and the Intellectual Property in connection with the Fund pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is agreed as follows:

1.   Grant of License.

(a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-transferable, exclusive, royalty-free license (i) to use the Index in connection with establishing the Fund, issuing shares of the Fund and listing shares of the Fund for trading on or through a stock exchange and (ii) to use and refer to the Intellectual Property in connection with the marketing and promotion of the Fund in order to indicate that the Fund is based on the Index and that Licensor is the source of the Index, and as may otherwise be required by applicable laws, rules or regulations or under this Agreement.

(b) Nothing contained in this Agreement constitutes a license to Licensee to use the Index other than as provided herein.

(c) Licensee acknowledges that the Index and the Intellectual Property are the exclusive property of Licensor and that Licensor has and retains all Intellectual Property and other proprietary rights therein. Except as otherwise specifically provided herein, Licensor reserves all rights to the Index and the Intellectual Property, and this Agreement shall not be construed to transfer to Licensee any ownership right to, or equity interest in, the Index or the Intellectual Property, or in any Intellectual Property or other proprietary rights pertaining thereto.

(d) Licensee acknowledges that the Index and its compilation and composition, and any changes therein, are and will be in the complete control and discretion of Licensor.

2.   Term.

The term of this Agreement shall commence as of the date first expressed above and shall remain in full force and effect until this Agreement is terminated as provided herein.  Either party may terminate the Agreement by providing the other party a written notice to that effect upon sixty (60) days’ prior written notice.

3.   Licensor Obligations; Licensee’s Obligations.

(a) Licensor agrees to provide reasonable support for Licensee’s development and educational efforts with respect to the Fund as follows:

    (i)            Licensor shall use its best efforts to respond within forty-eight (48) hours to any reasonable requests by Licensee for information regarding the Index;

    (ii)            Licensor shall arrange for a third party vendor to use reasonable efforts to, calculate the value of the Index at the frequency required by the Fund’s offering documents; and

    (iii)           Licensor, and/or its designated third party vendor, shall use its best efforts to promptly correct, or instruct its agent to correct, any mathematical errors made in computations of the Index which are brought to Licensee’s attention; provided, that nothing in this Section 3 shall give Licensee the right to exercise any judgment or require any changes with respect to Licensor’s method of composing or determining the Index.

(b) Licensee shall use its reasonable efforts to protect the goodwill and reputation of Licensor, the Index and the Intellectual Property in connection with its use of the Index and any of the Intellectual Property under this Agreement.

4.   Proprietary Rights.

(a) Licensee expressly acknowledges and agrees that the Index is selected, compiled, coordinated, arranged and prepared by Licensor through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Licensor. Licensee also expressly acknowledges and agrees that the Index and the Intellectual Property are valuable assets of Licensor and Licensee agrees that it will take reasonable measures to prevent any unauthorized use of the information provided to it concerning the selection, compilation, coordination, arrangement and preparation of the Index.

(b) Each party shall treat as confidential and shall not disclose or transmit to any third party (i) any documentation or other materials that are “Confidential,” whether or not marked as “Confidential,” by the providing party and (ii) the terms of this Agreement (collectively, “Confidential Information”). Confidential Information as described in clause (i) of the preceding sentence shall not include (A) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (B) any information that is independently developed by the receiving party without use of or reference to information from the providing party.

(c) Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (i) approved in writing by the providing party for disclosure or (ii) required by law, regulatory agency, self-regulatory agency, governmental body or court order to be disclosed by the receiving party, provided, if permitted by law, that prior written notice of such required disclosure is given to the providing party and provided further that the receiving party shall cooperate with the providing party to limit the extent of such disclosure.

5.   Exclusivity and Non-Circumvention.

Following the execution of this Index License Agreement, Licensee, and any third-party provider appointed by Licensee, agrees that it shall not serve as index provider or license the Index name(s) to another exchange traded fund which employs the same, or a materially similar, index or strategy to that of the Fund. In addition, each party agrees not to circumvent each other in order to work with third parties introduced by the other party, including but not limited to the Licensor or Licensee, in order to market and launch an exchange traded fund.

6.   Warranties; Disclaimers.

(a) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any applicable laws, rules or regulations. Licensee represents and warrants to Licensor that the shares of the Fund listed for trading, and the marketing and promotion of the Fund, by Licensee will not violate any agreement applicable to Licensee or violate any applicable laws, rules or regulations, including without limitation, securities, commodities, and banking laws.

(b) Licensor represents and warrants that it has the right and authority to enter into this Agreement and to license the Intellectual Property to Licensee pursuant to this Agreement and that the licensing of the Intellectual Property to Licensee will not breach any contract to which Licensor is a party or constitute an infringement of any U.S. trademark, copyright or other proprietary right of any third party.

7. Suspension of Performance.

Notwithstanding anything herein to the contrary, neither Licensor nor Licensee shall bear responsibility or liability to the other party or to third parties for any losses arising out of any delay in or interruptions of performance of their respective obligations under this

Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow-down), severe or adverse weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the party so affected.

8.   Other Matters.

(a) This Agreement is solely and exclusively between the parties hereto and, except to the extent otherwise expressly provided herein, shall not be assigned or transferred, nor shall any duty hereunder be delegated, by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement or delegate any duty hereunder without such written consent shall be null and void, except that no such consent shall be required with respect to any assignment by either party to its parent, subsidiary or affiliate. This Agreement shall be valid and binding on the parties hereto and their successors and permitted assigns.

(b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter, and supersedes any and all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein.

(c) No waiver, modification or amendment of any of the terms and conditions hereof shall be valid or binding unless set forth in a written instrument signed by duly authorized officers of both parties. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such term, condition, right or privilege, but the same shall continue in full force and effect.

(d) No breach, default or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement.

(e) It is the intent of the parties that the substantive laws of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

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[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

ENTREPRENEURSHARES LLC

By:     /s/Joel Shulman
           Joel Shulman, Managing Member

ENTREPRENEURSHARES SERIES TRUST

By:     /s/Joel Shulman
           Joel Shulman, President